UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported:  January 17, 2012

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

          Delaware                                     1-2691                                      13-1502798       _
(State of Incorporation) ( Commission File Number)     (IRS Employer Identification No.)

4333 Amon Carter Blvd.      Fort Worth, Texas              76155
(Address of principal executive offices)                                                                             (Zip Code)

                     (817) 963-1234                 _
                           (Registrant's telephone number)

                                        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On November 29, 2011, AMR Corporation (the "Company") and certain of its subsidiaries, including American Airlines, Inc. ("American") and AMR Eagle Holding Corporation, filed voluntary petitions for reorganization under Chapter 11 (the "Chapter 11 Cases") of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Court").

As previously announced, American entered into agreements with Airbus and Boeing in the second quarter of 2011 under which it plans to acquire 460 narrowbody aircraft from the Boeing 737 and Airbus A320 families during the period 2013-2022.  The Bankruptcy Court has not yet approved American’s assumption of those contracts under the Bankruptcy Code, but has approved American’s continuing to accept delivery of Boeing 737 aircraft for the remainder of 2012, subject to certain limitations.  In connection with these Boeing and Airbus aircraft agreements and the Company’s anticipated acceleration of its fleet renewal and replacement plan, the Company evaluated the useful lives of certain fleets including McDonnell Douglas MD-80, Boeing 757 and Boeing 767 aircraft.  Upon finalization of the fleet plan in the fourth quarter of 2011 (prior to the filing of the Chapter 11 Cases), the Company concluded that a triggering event had occurred, requiring that certain assets be tested for impairment.  As a result of this test, the Company concluded the carrying value of Boeing 757 aircraft used in its domestic markets was no longer recoverable.  Consequently, the 2011 results will include an impairment charge of $713 million to write these and certain related long-lived assets down to their estimated fair values.  The impairment charge is non-cash.

Item 2.06 Material Impairments

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

              American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  January 23, 2012